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                                                                       Exhibit 1


                AFFILIATION AGREEMENT AND PLAN OF REORGANIZATION

       AFFILIATION AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT"), dated as of December 15, 1997, by and among UST CORP., a Massachusetts corporation (the "BUYER"), MOSAIC CORP., a Massachusetts corporation and wholly owned subsidiary of the Buyer ("MERGER SUBSIDIARY") and AFFILIATED COMMUNITY BANCORP, INC., a Massachusetts corporation (the "SELLER").

       WHEREAS, the Boards of Directors of the Buyer, the Merger Subsidiary and the Seller have determined that it is in the best interests of their respective stockholders, customers, employees and other constituencies, as well as the communities they serve, to consummate, and have approved, the business combination transactions provided for herein, in which the Seller will, subject to the terms and conditions set forth herein, merge (the "MERGER") with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving corporation of the Merger; and

       WHEREAS, as a condition and inducement to the Buyer to enter into, and after the execution of, this Agreement, the Buyer and the Seller are entering into the Seller Option Agreement (the "SELLER OPTION AGREEMENT"), attached hereto as EXHIBIT A, pursuant to which the Seller has granted an option to purchase shares of its common stock (the "SELLER OPTION") to the Buyer; and

       WHEREAS, as a condition to, and after the execution of, this Agreement, the Buyer and certain of the officers and directors of the Seller, are entering into the Stockholders Agreements; and

       WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

       NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


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                                    ARTICLE I

                                   DEFINITIONS

       Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

       "ACQUISITION TRANSACTION" shall have the meaning ascribed thereto in
Section 5.03 hereof.

       "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

       "AGREEMENT" shall mean this Affiliation Agreement and Plan of Reorganization by and between the Buyer and the Seller.

       "AMEX" shall mean the American Stock Exchange.

       "ASSOCIATE" shall have the meaning ascribed thereto in Rule 14a-1 under the Securities Exchange of 1934, as amended.

       "AVERAGE PRICE" shall have the meaning ascribed thereto in
Section 2.09(f) hereof.

       "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

       "BUYER" shall have the meaning ascribed thereto in the preamble hereto.

       "BUYER AFFILIATES" shall have the meaning ascribed thereto in
Section 5.06(b) hereof.

       "BUYER AFFILIATES AGREEMENT" shall mean the form of written agreement to be executed and delivered to the Seller prior to the Effective Time by the Buyer Affiliates, substantially in the form attached hereto as EXHIBIT C-1.

       "BUYER BALANCE SHEET" shall have the meaning ascribed thereto in
Section 3.06 hereof.


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       "BUYER BANK" shall mean USTrust, a Massachusetts bank and trust company and indirect wholly-owned subsidiary of the Buyer.

       "BUYER BANK COMMON STOCK" shall mean the shares of common stock of the Buyer Bank, par value $47.50 per share.

       "BUYER COMMON STOCK" shall have the meaning ascribed thereto in
Section 2.06(b) hereof.

       "BUYER DISCLOSURE SCHEDULE" shall mean the disclosure schedule related to the Buyer delivered to the Seller together herewith.

       "BUYER PREFERRED STOCK" shall have the meaning ascribed thereto in
Section 3.03(a) hereof.

       "BUYER REPORTS" shall have the meaning ascribed thereto in Section 3.11 hereof.

       "BUYER RIGHTS AGREEMENT" shall mean that certain Rights Agreement which was adopted by the Buyer on September 19, 1995, as amended.

       "CLOSING" shall mean the consummation of the Merger.

       "CLOSING DATE" shall mean the time and date specified pursuant to
Section 7.01 hereof as the time and date on which the parties hereto shall consummate the Merger.

       "CLOSING PRICE" shall have the meaning ascribed thereto in
Section 8.01(e) hereof.

       "CMPS" shall have the meaning ascribed thereto in Section 3.15 hereof.

       "CODE" shall mean the Internal Revenue Code of 1986, as amended.

       "COMPANIES" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

       "CONFIDENTIAL INFORMATION" shall have the meaning ascribed thereto in
Section 5.02(b) hereof.

       "CONFIDENTIALITY AGREEMENT" shall mean that certain Mutual Agreement of Confidentiality between the Buyer and the Seller dated November 26, 1997.


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       "CONSENTS" shall have the meaning ascribed thereto in Section 6.01(b)
hereof.

       "CONVERSION NUMBER" shall have the meaning ascribed thereto in Section 2.06(b) hereof.

       "DEPOSIT INSURANCE FUND" shall have the meaning ascribed thereto in
Section 4.02(b) hereof.

       "DETERMINATION PERIOD" shall have the meaning ascribed thereto in Section 8.01(e) hereof.

       "DISCLOSURE SCHEDULES" shall mean the Buyer Disclosure Schedule and the Seller Disclosure Schedule, considered together.

       "DOJ" shall mean the United States Department of Justice.

       "DPC SHARES" shall have the meaning ascribed thereto in Section 3.13 hereof.

       "EFFECTIVE TIME" shall mean the date and time at which the Merger has become effective pursuant to the applicable laws of The Commonwealth of Massachusetts.

       "EPA" shall mean the United States Environmental Protection Agency.

       "EQUITY INVESTMENT" shall have the meaning set forth for such term as of the date hereof in the FDIC's rules and regulations regarding activities and investments of insured state banks at 12 C.F.R.ss.362.2(k).

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "EXCHANGE ACT" shall have the meaning ascribed thereto in Section 3.06 hereof.

       "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

       "FDIC" shall mean the Federal Deposit Insurance Corporation.

       "FEDERAL RESERVE BOARD" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.


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       "FILED TAX RETURNS" shall have the meaning ascribed thereto in
Section 4.10(a) hereof.

       "FINAL INDEX PRICE" shall have the meaning ascribed thereto in
Section 8.01(e) hereof.

       "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

       "GOVERNMENTAL AUTHORITY" shall mean any United States federal, state or local governmental commission, board or other regulatory authority or agency, including courts and other judicial bodies.

       "HAZARDOUS MATERIAL" shall have the meaning ascribed thereto in
Section 4.17(i) hereof.

       "HOLA" shall have the meaning ascribed thereto in Section 4.01(a) hereof.

       "INCENTIVE STOCK OPTION" shall mean a stock option which is intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

       "INDEX COMPANIES" shall have the meaning ascribed thereto in Section 8.01(e) hereof.

       "INJUNCTION" shall have the meaning ascribed thereto in Section 6.01(d) hereof.

       "INITIAL INDEX PRICE" shall have the meaning ascribed thereto in Section 8.01(e) hereof.

       "IRS" shall mean the United States Internal Revenue Service.

       "JOINT PROXY STATEMENT" shall have the meaning ascribed thereto in
Section 5.04(a) hereof.

       "LOAN PROPERTY" shall have the meaning ascribed thereto in
Section 4.17(i) hereof.

       "MBBI" shall mean the Massachusetts Board of Bank Incorporation.

       "MBCL" shall mean the Massachusetts Business Corporation Law.

       "MGL" shall mean the Massachusetts General Laws.


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       "MASSACHUSETTS COMMISSIONER" shall have the meaning ascribed thereto in
Section 3.05 hereof.

       "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on the business, results of operations or financial condition of such Person taken as a whole; PROVIDED, HOWEVER, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to depository institutions and their holding companies (including changes in insurance deposit assessment rates and special assessments with respect thereto), (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of the Seller taken with the prior written consent of the Buyer, and (d) the direct effects of compliance with this Agreement on the operating performance of the parties including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement.

       "MERGER" shall have the meaning ascribed thereto in the recitals hereto.

       "MERGER SUBSIDIARY" shall have the meaning ascribed thereto in the preamble to this Agreement.

       "NASD" shall mean the National Association of Securities Dealers, Inc.

       "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

       "NEWCO" shall have the meaning set forth in Section 2.11 hereof.

       "NYSE" shall mean the New York Stock Exchange.

       "OTS" shall mean the Office of the Thrift Supervision.

       "PARTICIPATION FACILITY" shall have the meaning ascribed thereto in
Section 4.17(i) hereof.

       "PBGC" shall mean the Pension Benefit Guaranty Corporation.

       "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.


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                                      -7-


       "PUBLIC ANNOUNCEMENT" shall mean a written press release, public announcement or public information disclosure by the Seller or the Buyer or any of their subsidiaries relating to the Merger or the other transactions contemplated hereby.

       "RECORDS" means all records and original documents in the Seller's possession which pertain to and are utilized by the Seller or any of its subsidiaries to administer, reflect, monitor, evidence or record information respecting its business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the business of the Seller or any of its subsidiaries.

       "REPRESENTATIVE(S)" shall have the meaning ascribed thereto in
Section 5.02(b) hereof.

       "REQUISITE REGULATORY APPROVALS" shall have the meaning ascribed thereto in Section 6.01(b) hereof.

       "SEC" shall have the meaning ascribed thereto in Section 3.05 hereof.

       "S-4" shall have the meaning ascribed thereto in Section 5.03(a) hereof.

       "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

       "SELLER" shall have the meaning ascribed thereto in the preamble to this Agreement.

       "SELLER AFFILIATES" shall have the meaning ascribed thereto in
Section 5.06(a) hereof.

       "SELLER AFFILIATES AGREEMENT" shall mean the form of written agreement to be executed and delivered to the Buyer prior to the Effective Time by the Seller Affiliates, substantially in the form attached hereto as EXHIBIT C-2.

       "SELLER BALANCE SHEET" shall have the meaning ascribed thereto in
Section 4.05 hereof.

       "SELLER BANK & TRUST COMPANY" shall have the meaning ascribed thereto in
Section 5.18 hereof.


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       "SELLER BENEFIT PLANS" shall have the meaning ascribed thereto in
Section 4.11(a) hereof.

       "SELLER COMMON STOCK" shall have the meaning ascribed thereto in
Section 2.06(b) hereof.

       "SELLER DISCLOSURE SCHEDULE" shall mean the disclosure schedule relating to the Seller delivered to Buyer together herewith.

       "SELLER EMPLOYEES" shall have the meaning ascribed thereto in
Section 5.12 hereto.

       "SELLER ESOPS" shall have the meaning ascribed thereto in Section 5.25 hereto

       "SELLER OPTION" shall have the meaning ascribed thereto in the recitals hereto.

       "SELLER OPTION AGREEMENT" shall have the meaning ascribed thereto in the recitals hereto.

       "SELLER OTHER PLANS" shall have the meaning ascribed thereto in
Section 4.11(a) hereof.

       "SELLER PENSION PLANS" shall have the meaning ascribed thereto in
Section 4.11(a) hereof.

       "SELLER PREFERRED STOCK" shall have the meaning ascribed thereto in
Section 4.02(a) hereof.

       "SELLER REPORTS" shall have the meaning ascribed thereto in Section 4.15 hereof.

       "SELLER STOCK OPTION PLANS" shall have the meaning ascribed thereto in
Section 2.10 hereof.

       "SIGNIFICANT SUBSIDIARY" shall mean, when used with reference to a party, any "significant subsidiary" of such party as such term is defined in Regulation S-X of the SEC and, with respect to the Seller, shall mean those subsidiaries of the Seller which are "insured depository institutions"; PROVIDED, HOWEVER, that with respect to the Seller Bank & Trust Company, all representations and warranties made by the Seller in Article IV hereof with respect to the Seller Bank & Trust Company shall relate only to matters and events which have occurred since May 20, 1997.


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       "STOCKHOLDERS AGREEMENTS" shall mean those certain Stockholder Agreements dated as of the date hereof respectively between the Buyer and members of the Seller's board of directors and executive management and substantially in the form attached hereto as EXHIBIT B.

       "SUBSIDIARIES" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership), or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

       "SURVIVING CORP." shall have the meaning ascribed thereto in Section 2.01 hereof.

       "TAX" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

       "TAX RETURN" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

       "TERMINATION DATE" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

       "TRANSACTION DOCUMENTS" shall mean this Agreement, the Confidentiality Agreement, the Seller Option Agreement and the Stockholders Agreements.


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       "TRANSFERRED SELLER EMPLOYEES" shall have the meaning ascribed thereto in
Section 5.12 hereto.

       "TRUST ACCOUNT SHARES" shall have the meaning ascribed thereto in
Section 3.13 hereof.

       "WEIGHTED AVERAGE" shall have the meaning ascribed thereto in
Section 8.01(e) hereof.

       "YEAR 2000 PROBLEM" shall have the meaning ascribed thereto in
Section 3.20 hereof.

                                   ARTICLE II

                                   THE MERGER

       2.01 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the MBCL, at the Effective Time, the Seller shall merge with and into the Merger Subsidiary, and the separate corporate existence of the Seller shall cease. The Merger Subsidiary shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORP."), shall continue its corporate existence under the laws of The Commonwealth of Massachusetts and remain a wholly-owned subsidiary of the Buyer.

       2.02   EFFECT OF THE MERGER.

              (a) Upon the Effective Time, all of the estate, property, rights, privileges, powers and franchises of each of the Seller and the Merger Subsidiary and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them, shall be transferred to and vested in the Surviving Corp., without further act or deed, and all claims, demands, property and other interest shall be the property of the Surviving Corp., and the title to all real estate vested in each of the Seller or Merger Subsidiary shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corp.

              (b) Upon the Effective Time, the rights of creditors of each of the Seller and the Merger Subsidiary shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such corporation, or any stockholder, director, or officer thereof, be released or impaired by the Merger, but the Surviving



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       Corp. shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Seller and the Merger Subsidiary in the same manner and to the same extent as if the Surviving Corp. had itself incurred such liabilities or obligations. The stockholders, directors, and officers of each of the Seller and the Merger Subsidiary shall continue to be subject to all liabilities, claims and demands existing against them as such at or before the Merger. No action or proceeding then pending before any court or tribunal of The Commonwealth of Massachusetts or otherwise in which either the Seller and the Merger Subsidiary is a party, or in which any such stockholder, director, or officer is a party, shall abate or be discontinued by reason of the Merger, but any such action or proceeding may be prosecuted to final judgment as though no merger had taken place, or the Surviving Corp. may be substituted as a party in place of either the Seller and the Merger Subsidiary by the court in which such action or proceeding is pending.

       2.03 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corp. shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corp. its right, title or interest in, to or under any of the rights, properties or assets of the Seller acquired or to be acquired by the Surviving Corp. as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corp. shall and will be authorized to execute and deliver, in the name and on behalf of either the Seller or the Merger Subsidiary or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of either the Seller or the Merger Subsidiary or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corp. or to otherwise carry out this Agreement.

       2.04 ARTICLES OF ORGANIZATION AND BY-LAWS. At the Effective Time, the Articles of Organization of the Merger Subsidiary shall be the Articles of Organization of the Surviving Corp. and the By-Laws of the Merger Subsidiary shall be the By-Laws of the Surviving Corp. and, subject to the rights of the Buyer as the sole stockholder, shall thereafter continue to be its Articles of Organization and By-Laws until amended as provided therein or by law.


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       2.05   EFFECTIVE TIME; CONDITIONS. The Merger shall become effective as set forth in the articles of merger which shall be submitted for filing to the Secretary of the Commonwealth pursuant to Section 78(d) of the MBCL (the "ARTICLES OF MERGER"). The term "Effective Time" shall be, the date and time specified in the Articles of Merger.

       2.06   EFFECT ON OUTSTANDING SHARES.

              (a) MERGER SUBSIDIARY COMMON STOCK. Each of the 100 shares of common stock of the Merger Subsidiary, par value $1.00 per share ("MERGER SUBSIDIARY COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Corp., which shall thereafter constitute all of the issued and outstanding shares of the Surviving Corp.

              (b) SELLER COMMON STOCK. (i) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of the Seller, par value $0.01 per share (the "SELLER COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than any such shares held by a Dissenting Holder or held directly or indirectly by the Buyer, except Trust Account Shares and DPC Shares, and any such shares held as treasury stock by the Seller) shall become and be converted into 1.41 shares of Buyer Common Stock together with that number of Buyer Rights associated therewith; PROVIDED, HOWEVER, that in the event that the Buyer has exercised its option to deliver additional shares of Buyer Common Stock pursuant to the last paragraph of Section 8.01(e) hereof, the Seller Common Stock shall be converted into such number of shares of the Buyer Common Stock, as provided in Section 8.01(e). The number of shares of Buyer Common Stock into which each share of Seller Common Stock shall be converted is hereinafter called the "CONVERSION NUMBER;" and

              (ii) As of the Effective Time, each share of Seller Common Stock held either directly or indirectly by the Buyer or the Buyer Bank (other than Trust Account Shares and DPC Shares) or as treasury stock of the Seller shall be canceled, retired and cease to exist, and no payment shall be made with respect thereto. Each certificate which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock shall on and after the Effective Time be deemed for all purposes to represent the number of shares of Buyer Common Stock into which the shares of Seller Common Stock represented by such certificate shall have been converted pursuant to this Section 2.06(b).

              (c) SHARES OF DISSENTING HOLDERS. No conversion under
       Section 2.06(b) hereof shall be made with respect to the shares of Seller Common Stock held by a Dissenting Holder (as such term is defined below); PROVIDED, HOWEVER, that each share of Seller Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the MBCL, shall be deemed to be converted, as of the Effective Time, into shares of Buyer Common Stock as specified in Section 2.06(b) hereof. The term "DISSENTING HOLDER" shall mean a holder of the Seller Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the MBCL concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's shares of Seller Common Stock.

              (d) DISSENTER'S RIGHTS. Any Dissenting Holder (i) who files with the Seller a written objection to the Merger before the taking of the vote to approve this Agreement by the shareholders of the Seller and who states in such objection that he intends to demand payment for his shares if the Merger is concluded and (ii) whose shares are not voted in favor of the Merger shall be entitled to demand payment for his shares of Seller Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL.

       2.07 ANTI-DILUTION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Buyer's or the Seller's capitalization, other than pursuant to this Agreement, as the case may be (a "RECAPITALIZATION"), then an appropriate and proportionate adjustment shall be made to the Conversion Number so that each holder of Seller Common Stock shall receive under Section 2.06(b) hereof the number of shares of Buyer Common Stock (except for fractional shares) that such holder would have held immediately following the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable. For purposes of this Section 2.07, in no event shall the issuance of shares or securities




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                                      -14-

by the Buyer in connection with the Buyer acquiring directly or indirectly the stock or assets of any corporation, bank or other entity be deemed to be a "Recapitalization".

       2.08 EXCHANGE AGENT. Prior to the Effective Time, the Buyer shall appoint United States Trust Company as exchange agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing shares of Seller Common Stock for certificates representing shares of Buyer Common Stock, and the Buyer shall issue and deliver to the Exchange Agent certificates representing shares of Buyer Common Stock and shall pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Seller Common Stock in lieu of fractional shares of Buyer Common Stock, pursuant to Section 2.09(f) hereof.

       2.09   PROCEDURES.

              (a) Certificates which represent shares of Seller Common Stock (including certificates representing shares of predecessor entities to Seller which have previously been converted into shares of Seller Common Stock) that are outstanding immediately prior to the Effective Time (a "CERTIFICATE") and are converted into shares of Buyer Common Stock pursuant to Section 2.06 hereof shall, after the Effective Time, be deemed to represent shares of Buyer Common Stock into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Buyer Common Stock into which such shares have been converted.

              (b) Buyer shall use all reasonable efforts to cause the Exchange Agent to send to each holder of record of shares of Seller Common Stock outstanding at the Effective Time as promptly as practicable, and in any event within seven (7) days after the Effective Time, transmittal materials (which shall be reviewed with and be reasonably acceptable to Seller) for use in exchanging the certificates for such shares for certificates for shares of Buyer Common Stock into which such shares of Seller Common Stock have been converted pursuant to Section 2.06 hereof. Upon surrender of a Certificate, together with a duly executed letter of transmittal, and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate for the number of shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.06(b)(i) hereof and such Certificate as surrendered shall forthwith be canceled. No dividend or other distribution payable after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of shares of Seller Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of Section 2.06 hereof. If, after the Effective Time, Certificates are presented for transfer to the Seller, they shall be canceled and exchanged for the shares of Buyer Common Stock deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in this Article II.

              (c) After the Effective Time, holders of certificates of Seller Common Stock shall cease to be, and shall have no rights as, stockholders of the Seller, other than (i) to receive shares of Buyer Common Stock into which such shares have been converted and, if applicable, fractional share payments pursuant to the provisions hereof, or (ii) the rights afforded to any Dissenting Holder (as defined in Section 2.06(c)) under applicable provisions of the MBCL.

              (d) Neither the Buyer nor the Seller nor any other person shall be liable to any former holder of shares of Seller Common Stock for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (e) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Buyer of appropriate and customary indemnification, the Buyer will issue in exchange for such lost, stolen or destroyed Certificate shares of Buyer Common Stock and the fractional share payment, if any, deliverable with respect thereof, as determined in accordance with this Article II.

              (f) In lieu of the issuance of fractional shares of Buyer Common Stock pursuant to Section 2.06(b) of this Agreement, cash adjustments, without interest, will be paid to the holders of Seller Common Stock in respect of any fractional share that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the "Average Price" of a share of Buyer Common Stock (rounded up to the nearest cent). The "AVERAGE PRICE" of a share of Buyer Common Stock shall be the average of the last sale prices thereof as reported on the National Association of Securities Dealers Automated Quotation system over the ten (10) consecutive trading day period immediately preceding the date on which the last Requisite Regulatory Approval is received (without regard to any waiting period attached to the effectiveness thereof). For purposes of determining whether, and in what amounts, a particular holder of Seller Common Stock would be entitled to receive cash adjustments under this Section 2.09(f), shares of record held by such holder and represented by two or more Certificates shall be aggregated.

              (g) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company, member firm of the NASD or other eligible guarantor institution), and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

       2.10 CONVERSION OF OPTIONS. Each stock option (other than the Seller Option) issued by the Seller to a third party pursuant to any stock option plan of the Seller (the "SELLER STOCK OPTION PLANS"), whether or not currently exercisable, which entitles such third party to purchase Seller Common Stock, and which is outstanding and unexercised immediately prior to the Effective Time, shall be converted into an option to purchase shares of Buyer Common Stock, and the Buyer shall assume each such option in accordance with the terms of the Seller Stock Option Plan under which it was granted and the stock option or other agreement by which it is evidenced, with the following terms:

              (a) The number of shares of Buyer Common Stock shall be equal to the product of the number of shares of Seller Common Stock previously subject thereto and the Conversion Number, rounded down to the nearest whole share; and

              (b) The exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Seller Common Stock previously subject thereto divided by the Conversion Number, rounded up to the nearest cent; and

              (c) The duration and other terms of each such stock option shall be otherwise governed by the terms of the Seller Stock Option Plan under which such option was granted and shall be unchanged except that all references to the Seller shall be deemed to be references to the Buyer; and

              (d) The Buyer shall assume the option as contemplated by Section 424(a) of the Code; and

              (e) With respect to any stock option on Seller Common Stock which is an Incentive Stock Option, the Buyer shall take such actions (other than delaying the date the options on Buyer Common Stock become exercisable beyond the date on which such options would otherwise become exercisable pursuant to the relevant Seller Stock Option Plan) as may be necessary or appropriate to cause such option, upon being converted to an option on Buyer Common Stock, to remain such an Incentive Stock Option.

       2.11 POSSIBLE ALTERNATIVE STRUCTURE. Notwithstanding any other provision of this Agreement to the contrary, prior to the Effective Time, the Buyer shall be entitled to revise the structure of the transaction to provide
(a) that the Merger Subsidiary shall be merged with and into the Seller at the Effective Time, with the Seller as the surviving corporation of the Merger; (b) that a newly-formed special purpose subsidiary of the Buyer ("NEWCO") shall be merged with and into the Seller at the Effective Time, with the Seller as the surviving corporation of the Merger, or alternatively, that the Seller shall merge with and into Newco at the Effective Time, with Newco as the surviving corporation of the Merger, or (c) that the Seller shall be merged directly with and into the Buyer at the Effective Time with the Buyer as the surviving corporation of the Merger. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Buyer and the Seller may jointly elect prior to the Effective Time, to substitute an alternative structure for the accomplishment of the transactions contemplated by this Agreement; it being understood by the Buyer and the Seller that any change to the structure of the Merger pursuant to this second sentence of Section 2.11 shall not be adopted if such change would materially delay consummation of the Merger or such change would have an adverse impact on the financial benefits reasonably expected to be derived by the stockholders of the Seller from the transactions provided for herein. Buyer and Seller agree that this Agreement shall be appropriately amended in order to reflect any alternative structure.

       2.12 SUBSIDIARY BANK MERGERS. Subject to Section 5.18 hereof, Buyer and Seller shall take such actions as Buyer determines to be desirable to effectuate mergers of the subsidiary banks of the Buyer and the Seller, either immediately before, concurrently with or following the Effective Time, PROVIDED, HOWEVER, that any such merger of the subsidiary banks of the Buyer and the Seller shall not prolong the period required to complete the Merger in any material respect. If requested by the Buyer, the Seller shall cause its subsidiary banks to enter into one or more agreements and plan of merger with the Buyer Bank providing for the mergers of such subsidiary banks with the Buyer Bank.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE BUYER

       The Buyer hereby represents and warrants to the Seller as follows:

       3.01   CORPORATE ORGANIZATION.

              (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Buyer, a Material Adverse Effect. The Buyer is a bank holding company registered with the Federal Reserve Board under the BHCA.

              (b) The Buyer Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Buyer Bank has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would neither individually nor in the aggregate result in any Material Adverse Effect on the Buyer.

              (c) Except as set forth in Section 3.01(c) of the Buyer Disclosure Schedule, the Buyer has no subsidiaries and no Equity Investments (other than investments in such subsidiaries).

       3.02   MERGER SUBSIDIARY.

              (a) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The authorized capital stock of the Merger Subsidiary consists of 100 shares of Merger Subsidiary Common Stock, of which, as of December 12, 1997, 100 shares were issued and outstanding. All of the 100 shares of Merger Subsidiary Common Stock are owned by the Buyer. All issued and outstanding shares of Merger Subsidiary Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

              (b) Merger Subsidiary has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Merger Subsidiary. The Buyer, as the sole stockholder of the Merger Subsidiary, will vote all outstanding shares of Merger Subsidiary Common Stock in favor of the Merger and will not vote to modify or rescind, or otherwise permit the modification or recision of such vote prior to a termination of this Agreement in accordance with
       Section 8.01 hereof. This Agreement is a valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

       3.03   CAPITALIZATION.

              (a) The authorized capital stock of the Buyer consists of 45,000,000 shares of Buyer Common Stock and 4,000,000 shares of preferred stock, par value $1.00 per share ("BUYER PREFERRED STOCK"). As of the close of business on December 12, 1997, there were 29,719,593 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding. In addition, as of the close of business on December 12, 1997, there were 1,396,808 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of Buyer Common Stock and Buyer Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except (i) for rights issuable to holders of Buyer Common Stock in accordance with the Buyer Rights Agreement, (ii) as permitted under this Agreement, (iii) as referred to in this Section 3.03 (which includes director and employee stock options) or (iv) as reflected in Section 3.03(a) of the Buyer Disclosure Schedule, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any subsidiary of the Buyer or obligating the Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. As of the date hereof there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any subsidiary of the Buyer.

              (b) Section 3.03(b) of the Buyer Disclosure Schedule lists each of the Significant Subsidiaries of the Buyer on the date of this Agreement and indicates for each such subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled by the Buyer; (ii) the jurisdiction of incorporation; and (iii) if the subsidiary is a depository institution, whether it is a member of the Federal Reserve System. Each of the subsidiaries of the Buyer that is a depository institution is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, and the deposits of each such depository institution are insured by the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC in accordance with the FDIA, and each such depository institution has paid all assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Buyer, threatened. No subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for a subsidiary of the Buyer to issue deliver or sell, or cause to be issued, delivered or sold any equity security of the Buyer or of any subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any subsidiary of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any subsidiary of the Buyer. Except as may be provided under applicable law in the case of any subsidiary of the Buyer that is a bank, all of the shares of capital stock of each of the subsidiaries of the Buyer held by the Buyer are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Buyer free and clear of any claim, lien, encumbrance or agreement with respect thereto.

       3.04   AUTHORITY; NO VIOLATION.

              (a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Buyer. The Board of Directors of the Buyer has directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Buyer for approval at a meeting of such stockholders and, except for the adoption of this

       Agreement by the Buyer's stockholders, no other corporate proceedings on the part of the Buyer are necessary to consummate the Merger. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

              (b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated by this Agreement; nor compliance by the Buyer with any of the terms or provisions of this Agreement, will
       (i) assuming that the consents and approvals referred to in Section 3.05 hereof are duly obtained, violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer under any of the terms, conditions or provisions of (A) the Articles of Organization or other charter document of like nature or By-Laws of the Buyer, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Buyer.

       3.05 CONSENTS AND APPROVALS. Except for consents, waivers or approvals of, or filings or registrations with, the Federal Reserve Board, the MBBI, the Securities and Exchange Commission (the "SEC"), the

Secretary of State of The Commonwealth of Massachusetts, NASDAQ, and the DOJ, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors or the stockholders of the Buyer or the Merger Subsidiary) are necessary, in connection with (a) the execution and delivery by the Buyer of this Agreement, (b) the execution and delivery by the Merger Subsidiary of this Agreement, or (c) the consummation by the Buyer or the Merger Subsidiary of the Merger. The affirmative vote of holders of a majority of the outstanding shares of Buyer Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Buyer necessary to approve this Agreement and the Merger. The Buyer has no knowledge of any fact or circumstance relating to the Buyer or its subsidiaries that is reasonably likely to materially impede or delay receipt of any Consents of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(d) herein.

       3.06 FINANCIAL STATEMENTS. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Buyer and its subsidiaries as of December 31 for the fiscal years 1994 through 1996, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Annual Reports of the Buyer on Form 10-K for each of the three (3) fiscal years ended December 31, 1994 through December 31, 1996 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants for the Buyer, and (b) the unaudited consolidated balance sheet of the Buyer and its subsidiaries as of September 30, 1997, the related unaudited consolidated statements of income and changes in stockholders' equity for the nine (9) months ended September 30, 1997 and September 30, 1996 and the related unaudited consolidated statements of cash flows for the nine (9) months ended September 30, 1997 and September 30, 1996, all as reported in the Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet ("BUYER BALANCE SHEET") of the Buyer (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Buyer with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Buyer and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

       3.07 ABSENCE OF UNDISCLOSED LIABILITIES. None of the Buyer or any of its subsidiaries has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Buyer, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Buyer or any of its Significant Subsidiaries, except as disclosed or reflected in the Buyer Balance Sheet or any of the other financial statements of the Buyer described in Section 3.06 above.

       3.08 BROKER'S FEES. Neither the Buyer nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Fox-Pitt, Kelton Inc. and for legal, accounting and other professional fees payable in connection with the Merger. The Buyer will be responsible for the payment of all such fees.

       3.09 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 or in any Current Reports of the Buyer on Form 8-K filed prior to the date of this Agreement, since December 31, 1996, the Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, financial condition or results of operations of the Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer.

       3.10 LEGAL PROCEEDINGS. There is no suit, action or proceeding pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer or otherwise materially adversely affect the Buyer's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary of the Buyer having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

       3.11 REPORTS. Since January 1, 1995, the Buyer and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be delivered by the Buyer to the Seller), (b) the Federal Reserve Board, (c) the FDIC, and (d) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "BUYER REPORTS"). As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.12 BUYER COMMON STOCK. Buyer Common Stock to be issued pursuant to this Agreement is duly authorized and, when issued at the Effective Time, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, with no personal liability attaching thereto.

       3.13 OWNERSHIP OF SELLER COMMON STOCK. Neither the Buyer nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Seller, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Seller entitled to vote generally in the election of directors (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares being hereinafter referred to as, "TRUST ACCOUNT SHARES")) and any other shares held in respect of a debt previously contracted (any such shares, "DPC SHARES").

       3.14 AGREEMENTS WITH BANKING AUTHORITIES. Except as set forth in Section
3.14 of the Buyer Disclosure Schedule, neither the Buyer nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, or has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and neither the Buyer nor any of its subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order.

       3.15 COMPLIANCE WITH APPLICABLE LAW. Each of the Buyer and each Significant Subsidiary thereof holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Buyer and each Significant Subsidiary thereof has complied with and is not in violation of or default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Buyer or such Significant Subsidiary (other than where such default or noncompliance will not result in, or create the possibility of resulting in, a material limitation on the conduct of the business of the Buyer, will not cause, or create the possibility of causing, the Buyer or any Significant Subsidiary thereof to incur any financial penalty in excess of $20,000 (including but not limited to any civil money penalty or other monetary sanction under Section 8(i)(2) of the FDIA, 12 U.S.C. ss.1818(i)(2), or under any applicable state law ("CMPS")), and will not otherwise result, or create the possibility of resulting in any Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer), and neither the Buyer nor any Significant Subsidiary of the Buyer has received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or commencement of any proceeding in connection with any such violation (including but not limited to any hearing or investigation relating to the imposition or contemplated imposition of CMPs), and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

       3.16 POOLING OF INTERESTS TREATMENT. To the Buyer's knowledge, it has not taken any action that would, or is likely to, cause the Merger to fail to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

       3.17   TAXES AND TAX RETURNS.

              (a) Except where the failure to do so would not have a Material Adverse Effect, the Buyer and each of its subsidiaries (referred to for purposes of this Section 3.17, collectively, as the "BUYER COMPANIES") have, since December 31, 1989, timely filed in correct form all Filed Tax Returns.

              (b) The Buyer Companies have paid all Taxes shown as being due on the Filed Tax Returns.

              (c) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns, other than such additional Taxes as are being contested in good faith and which if determined adversely to the Buyer Companies would not have a Material Adverse Effect. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Buyer Companies, which if determined adversely to the Buyer Companies would have a Material Adverse Effect. No material Tax Return of any of the Buyer Companies is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Buyer Company.

              (d) Adequate provision has been made on the Buyer Balance Sheet for all Taxes of the Buyer Companies in respect of all periods through the date hereof.

              (e) Except with respect to intra-Buyer Company agreements made or required under the federal consolidated tax return regulations, none of the Buyer Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

              (f) None of the Buyer Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Buyer Companies was the parent.

              (g) None of the Buyer Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code
       Section 280G.

       3.18 INSURANCE. The Buyer and each of its subsidiaries is presently insured, and since January 1, 1997 has been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured. The Buyer has made available to the Seller copies of policies relating to insurance maintained by the Buyer or its subsidiaries with respect to their properties and the conduct of their respective businesses.

       3.19 LABOR. No work stoppage involving the Buyer or any of its subsidiaries is pending or, to the best knowledge of the Buyer's management, threatened. Neither the Buyer nor any of its subsidiaries is involved in, or, to the best knowledge of the Buyer's management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a Material Adverse Effect with respect to the Buyer. No employees of the Buyer or any of its subsidiaries are represented by any labor union, and, to the best knowledge of the Buyer's management, no labor union is attempting to organize employees of the Buyer or any of its subsidiaries.

       3.20   EMPLOYEES.

              (a) Except as set forth in Section 3.20(a) of the Buyer Disclosure Schedule, neither the Buyer nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "BUYER PENSION PLANS"), as such term is defined in Section 3(2) of ERISA or "employee welfare benefit plan" (the "BUYER BENEFIT PLANS"), as such term is defined in Section 3(1) of ERISA.

              (b) The current value of the assets of each of the Buyer Pension Plans subject to Title IV of ERISA exceeds that plan's

       "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

              (c) To the knowledge of the Buyer, each of the Buyer Pension Plans and each of the Buyer Benefit Plans, which are maintained or contributed to by the Buyer, has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws, except to the extent that non-compliance would not have a Material Adverse Effect on the Buyer, taken as a whole.

              (d) To the knowledge of the Buyer, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Buyer Pension Plan.

              (e) To the knowledge of the Buyer, each of the Buyer Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and the Buyer is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

       3.21 CAPITALIZATION. As of the date hereof, and giving effect to the transactions contemplated hereby on a PRO FORMA basis, the Buyer and each of the subsidiaries of the Buyer which are "insured depository institutions" meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over such Persons. No such regulator has indicated that it will condition any of the regulatory approvals upon an increase in any such Person's capital or compliance with any special capital requirement, standard or ratio.

       3.22 CRA RATING. The Buyer Bank was rated "Outstanding" following its most recent Community Reinvestment Act examination by the FDIC. The Buyer has not received any notice of, and the Buyer has no knowledge of, any planned or threatened objection by any community group to the transactions contemplated hereby.

       3.23 YEAR 2000. The Buyer has made available to the Seller a copy of the report furnished by the Buyer to the regulatory agencies having jurisdiction over the Buyer and its subsidiaries concerning the modifications required to the Buyer's computer systems, if any, in order for each systems to contain no deficiencies relating generally to formatting for entering dates (commonly referred to and referred to herein as the "Year 2000 Problem"). The Buyer is not aware of any inability on the part of any customer, insurance company or service provider with which the Buyer transacts business to timely remedy their own deficiencies in respect of the Year 2000 Problem, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Buyer.

       3.24 BUYER INFORMATION. The information relating to the Buyer and its subsidiaries to be contained in the Joint Proxy Statement and the S-4, as described in Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

       3.25 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule, furnished to the Seller pursuant to the provisions hereof, to the best knowledge of the Buyer, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. To the best knowledge of the Buyer, all information material to the Merger and the transactions contemplated by this Agreement, or which is necessary to make the representations and warranties herein contained not misleading, has been disclosed in writing to the Seller.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THE SELLER

       The Seller hereby represents and warrants to the Buyer as follows:

       4.01   CORPORATE ORGANIZATION.

              (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller and each of its Significant Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified would not result in, with respect to the Seller, a Material Adverse Effect. Section 4.01(a) of the Seller Disclosure Schedule lists each of the jurisdictions in which the Seller or its subsidiaries possess any such foreign qualifications or licenses and lists such license held in such jurisdiction The Seller has previously made available to Buyer for inspection true and complete copies as amended to date of the Charter and By-Laws of the Seller and each Significant Subsidiary. The Seller is a bank holding company registered with the Federal Reserve Board under the BHCA and as a savings and loan holding company registered and in good standing with the OTS under the Home Owners' Loan Act ("HOLA").

              (b) Except as set forth in Section 4.01(b) of the Seller Disclosure Schedule, the Seller has no subsidiaries and no Equity Investments (other than its investments in such subsidiaries). Section 4.01(b) of the Seller Disclosure Schedule lists for each subsidiary and Equity Investment of the Seller, the percentage of Seller's ownership in such subsidiary or Equity Investment, the activities of such subsidiary or Equity Investment, including but not limited to, whether or not such subsidiary or Equity Investment is engaged principally or otherwise, directly or indirectly through a joint venture, partnership or other entity, in the sale of mutual funds, insurance or the development of real estate. No subsidiary or Equity Investment of the Seller engages in any activity, principally or otherwise, that is not permitted for a national bank or otherwise authorized under applicable FDIC or OTS regulations. Each Significant Subsidiary of the Seller is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.

              (c) The minute books of the Seller and its Significant Subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since January 1, 1995 to date of its stockholders and Board of Directors.

       4.02   CAPITALIZATION.

              (a) The authorized capital stock of the Seller consists of (i) 18,000,000 shares of Seller Common Stock, of which, as of the close of business on December 12 1997, 6,503,646 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the "SELLER PREFERRED STOCK"), of which, as of the close of business on December 12, 1997, no shares were issued and outstanding. In addition, as of the close of business on December 12, 1997, there were 635,444 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding stock options. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except with respect to the Seller Option and as referred to in this Section 4.02(a), the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock, or any other equity security of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or any other equity security of the Seller or obligating the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller. In addition, Section 4.02(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, the number of shares of Seller Common Stock subject to outstanding stock options, the various dates on which such options were granted, the various exercise prices for such options, the number of shares for which such options are presently vested, and the vesting schedule for the remaining balance of shares for which such options are not presently vested.

              (b) Each of the subsidiaries of the Seller that is a depository institution is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, and the deposits of each such depository institution are insured by the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC in accordance with the FDIA. Further, the Deposit Insurance Fund of the Mutual Savings Central Fund, Inc. of Massachusetts insures the deposits of Seller Savings Bank in excess of the FDIC's insurance limits. Each such depository institution has paid all assessments and filed all reports with the FDIC, the OTS and the Mutual Savings Central Fund, Inc. of Massachusetts, as applicable and as required by the FDIA and the Deposit Insurance Fund. As of the date hereof no proceedings for the revocation or termination of such deposit insurance are pending or to the knowledge of the Seller, threatened.

              (c) No subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for a subsidiary of the Seller to issue deliver or sell, or cause to be issued, delivered or sold any equity security of the Seller or of any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any subsidiary of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any subsidiary of the Seller. Except as may be provided under applicable law in the case of any subsidiary of the Seller that is a depository institution, all of the shares of capital stock of each of the subsidiaries of the Seller held by the Seller are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

       4.03   AUTHORITY; NO VIOLATION.

              (a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement, the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly unanimously approved by the Board of Directors of the Seller. The Board of Directors of the Seller has directed that this Agreement and the transactions contemplated hereby and thereby be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and, except for the adoption of this Agreement by its stockholders, no other corporate proceedings on the part of the Seller are necessary to consummate the Merger. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer and the Merger Subsidiary) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

              (b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Seller, nor the consummation by the Seller of the transactions contemplated by this Agreement, or the other Transaction Documents, nor compliance by the Seller, with any of the terms or provisions thereof, will, assuming that the consents and approvals referred to in Section 4.04 are duly obtained and except as set forth in Section 4.03(b) of the Seller Disclosure Schedule, (i) violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of its subsidiaries under, any of the terms, conditions or provisions of (A) the Charter or By-Laws of the Seller or any of its subsidiaries, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party as issuer, guarantor or obligor, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Seller.

       4.04 CONSENTS AND APPROVALS. Except for consents, waivers or approvals of, or filings or registrations with, the Federal Reserve Board, the MBBI, the SEC, the Secretary of State of The Commonwealth of Massachusetts, the DOJ, NASDAQ, certain state "Blue Sky" or securities commissioners or the stockholders of the Seller, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors and stockholders of the Seller) are necessary, in connection with (a) the execution and delivery by the Seller of this Agreement or (b) the consummation by the Seller, of the Merger. The affirmative vote of holders of a majority of the outstanding shares of Seller Common Stock is the only vote of the holders of any class or series of capital stock or other securities of the Seller necessary to approve this Agreement and the Merger. The Seller has no knowledge of any fact or circumstance relating to the Seller or its subsidiaries that is reasonably likely to materially impede or delay receipt of any Consents of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(d) herein.

       4.05 FINANCIAL STATEMENTS. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 1995 and 1996, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 and 1996, inclusive, as reported in the Seller's Annual Reports on Form 10-K for each of the two (2) fiscal years ended December 31, 1995 and December 31, 1996, which were filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen LLP, independent accountants for the Seller, and, with respect to the Seller's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, together with additional reports of KPMG Peat Marwick LLP and Wolf & Company, P.C., and (b) the unaudited consolidated balance sheets of the Seller and its subsidiaries as of September 30, 1997 and September 30, 1996, the related unaudited consolidated statements of income and changes in stockholders' equity for the nine (9) months ended September 30, 1997 and September 30, 1996 and the related unaudited consolidated statements of cash flows for the nine (9) months ended September 30, 1997 and September 30, 1996, all as reported in the Seller's Quarterly Report on Form 10-Q for the nine (9) months ended September 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet (the "SELLER BALANCE SHEET") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

       4.06 ABSENCE OF UNDISCLOSED LIABILITIES. None of the Seller or any of its subsidiaries has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Seller, except as disclosed or reflected in the Seller Balance Sheet or any of the other financial statements described in Section 4.05 above or Section 4.06 of the Seller Disclosure Schedule.

       4.07 BROKER'S FEES. Neither the Seller nor any of its or its subsidiaries' officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of PaineWebber Incorporated and except for legal, accounting and other professional fees payable in connection with the Merger. The Seller will be responsible for the payment of such fees.

       4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Seller's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 or in any Current Reports of the Seller on Form 8-K filed prior to the date of this Agreement, since December 31, 1996, the Seller and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller.

       4.09 LEGAL PROCEEDINGS. Except as set forth on Section 4.09 of the Seller Disclosure Schedule, there is no suit, action or other proceeding pending or, to the knowledge of the Seller, threatened, against the Seller or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller or otherwise materially adversely affect the Seller's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Seller or any of its subsidiaries having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

       4.10   TAXES AND TAX RETURNS.

              (a) Except where the failure to do so would not have a Material Adverse Effect, the Seller and each of its subsidiaries (referred to for purposes of this Section 4.10, collectively, as the "COMPANIES") have, since December 31, 1989, timely filed in correct form all Tax Returns that were required to be filed by any of them on or prior to the date hereof (the "FILED TAX RETURNS").

              (b) The Companies have paid all Taxes shown as being due in the Filed Tax Returns.

              (c) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns, other than such additional taxes as are being contested in good faith and which if determined adversely to the Companies would not have a Material Adverse Effect. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Companies, which if determined adversely to the Companies would have a Material Adverse Effect. No material Tax Return of any of the Companies is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Company.

              (d) Adequate provision has been made on the Seller Balance Sheet for all Taxes of the Companies in respect of all periods through the date hereof.

              (e) Except with respect to intra-Company agreements made or required under the federal consolidated tax return regulations, none of the Companies is a party to or bound by any

       Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

              (f) None of the Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Companies (including predecessor entities) or the Seller was the parent.

              (g) None of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

       4.11   EMPLOYEES.

              (a) Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "SELLER PENSION PLANS"), as such term is defined in Section 3 of ERISA, "employee welfare benefit plan" (the "SELLER BENEFIT PLANS"), as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or its subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or its subsidiaries (collectively, the "SELLER OTHER PLANS").

              (b) The Seller shall make available upon request by the Buyer a complete and accurate copy of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document; (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any;
       (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500, if any.

              (c) Except as set forth in Section 4.11(c) of the Seller Disclosure Schedule, the current value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

              (d) To the knowledge of the Seller, each of the Seller Pension Plans and each of the Seller Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws, except to the extent that non-compliance would not have a Material Adverse Effect on the Seller, taken as a whole.

              (e) To the knowledge of the Seller, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Seller Pension Plan.

              (f) The Seller and its subsidiaries has made or provided for all contributions to the Seller Pension Plans required thereunder.

              (g) Except as set forth in Section 4.11(g) of the Seller Disclosure Schedule, neither Seller nor any of its subsidiaries contributes or has contributed to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

              (h) Except as set forth in Section 4.11(h) of the Seller Disclosure Schedule, to the knowledge of the Seller, each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

              (i) Except as set forth in Section 4.11(i) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is a party to or maintains or contributes to any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

       4.12   AGREEMENTS WITH BANKING AUTHORITIES. Except as set forth in
Section 4.12 of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, or has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and the Seller has not received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order.

       4.13 MATERIAL AGREEMENTS. Except as set forth in Section 4.13 of the Seller Disclosure Schedule or the index of exhibits in the Seller's Annual Report on Form 10-K for the year ended December 31, 1996, as of the date of this Agreement, except for this Agreement and the other Transaction Documents, neither the Seller nor any of its subsidiaries is a party to or is bound by (a) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Seller, except those entered into in the ordinary course of business; (b) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment of any person or the election or retention in office or severance of any present or former director or officer of the Seller or any of its subsidiaries; (c) any contract, agreement, or understanding with any labor union; (d) any agreement by and among the Seller, its subsidiaries and/or any Affiliate thereof; or (e) any contract or agreement or amendment thereto that would be required to be filed as an Exhibit to a Form 10-K filed by the Seller as of the date hereof that has not been filed as an Exhibit to the Form 10-K filed by it for 1996.

       4.14 OWNERSHIP OF PROPERTY. Section 4.14 of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned, leased or operated by the Seller or any of its subsidiaries (including all of the branches of the Seller and all of the Seller's or any of its subsidiaries' properties acquired by foreclosure proceedings in the ordinary course of business) as of the date hereof. The Seller and its subsidiaries have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, and all other assets and properties reflected in the Seller's consolidated balance sheet as of September 30, 1997, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet and not otherwise prohibited by the terms hereof, (b) dispositions for adequate consideration in the ordinary course of business or as expressly permitted by the terms hereof, (c) statutory liens for amounts not yet delinquent or which are being contested in good faith, (d) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to, any Federal Reserve Bank or Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a subsidiary acting in a fiduciary capacity, and (e) such encumbrances, liens, mortgages, security interests, and pledges that are not material in character, amount or extent. Seller has all licenses and permits necessary to conduct the business of banking at its branch premises and Seller has made available to the Buyer a copy of all deeds and leases relating to all real property owned or leased by the Seller or its subsidiaries. The Seller has not received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation, or requirement relating to its properties, except as set forth in
Section 4.14 of the Seller Disclosure Schedule. Each of the Seller and its subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control all property leased by the Seller and its subsidiaries as presently occupied, used, possessed and controlled by the Seller. Neither the Seller nor any of its subsidiaries is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute a default, under any leases pursuant to which the Seller or any of its subsidiaries leases any real property, except for such defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by any such lease or would not result in a material liability to the Seller or any Significant Subsidiary of the Seller which is not reflected in the consolidated balance sheet of the Seller as of September 30, 1997. All such leases constitute legal, valid and binding obligations of the Seller or such subsidiary and, to the knowledge of the Seller, the other party thereto, enforceable by the Seller or such subsidiary in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.
Section 4.14 of the Seller Disclosure Schedule sets forth the expiration date and renewal terms of each such lease. The Seller has not received notice of, or made a claim with respect to, any breach or default under any leases pursuant to which the Seller or any of its subsidiaries leases any real property.

       4.15 REPORTS. Since January 1, 1995, the Seller and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including but not limited to, Forms 10-Q, 10-K, 8-K and proxy statements (and all such reports, registrations and statements have been or will be delivered by the Seller to the Buyer), (b) the Federal Reserve Board, (c) the OTS, (d) the FDIC, and (e) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "SELLER REPORTS"). As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       4.16 COMPLIANCE WITH APPLICABLE LAW. Each of the Seller and its subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and, except as set forth in Section 4.16 of the Seller Disclosure Schedule, each of the Seller and its subsidiaries has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller and its subsidiaries (other than where such default or noncompliance will not result in, or create the possibility of resulting in, a material limitation on the conduct of the business of the Seller or any of its subsidiaries, will not cause, or create the possibility of causing, the Seller or any of its subsidiaries thereof to incur any financial penalty in excess of $20,000 (including but not limited to CMPS), and will not otherwise result, or create the possibility of resulting in any Material Adverse Effect on the Seller or any of its subsidiaries, and the Seller has not received any notice of any violation of, or commencement of any proceeding in connection with any such violation (including but not limited to any hearing or investigation relating to the imposition or contemplated imposition of fines or penalties), and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

       4.17   ENVIRONMENTAL MATTERS.

              (a) Except as set forth in Section 4.17(a) of the Seller Disclosure Schedule, the Seller, each of its subsidiaries and the Participation Facilities (as such term is hereinafter defined) are and have been since the longer of (i) January 1, 1992 or (ii) the applicable statute of limitations, in material compliance with all applicable laws, rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

              (b) Except as set forth in Section 4.17(b) of the Seller Disclosure Schedule, there is no suit, claim, action or proceeding now pending or, to the best knowledge of the Seller, threatened, before any court, governmental agency or board or other forum in which the Seller, any of its subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Seller, any of its subsidiaries or any Participation Facility.

              (c) Except as set forth in Section 4.17(c) of the Seller Disclosure Schedule, to the best knowledge of the Seller, there is no suit, claim, action or proceeding pending, or threatened, before any court, governmental agency or board or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant or involved (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or
       (ii) relating to the release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased, operated or involving a Loan Property.

              (d) Except as set forth in Sections 4.17(a), (b) and (c) of the Seller Disclosure Schedule, to the best knowledge of the Seller's management, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.17.

              (e) Except as set forth in Section 4.17(e) of the Seller Disclosure Schedule, during and, to the best knowledge of the Seller, prior to the period of (i) the ownership or operation by the

       Seller or any of its subsidiaries of any of their current properties, or
       (ii) the participation by the Seller or any of its subsidiaries in the management of any Participation Facility, there has been no release of Hazardous Material in, on, under or affecting such properties, that would subject the Seller or such subsidiary to any liability which would result in a Material Adverse Effect with respect to the Seller or any Significant Subsidiary of Seller. Except as set forth in Section 4.17(e) of the Seller Disclosure Schedule, to the best knowledge of the Seller, none of the branch offices of the Seller or any other real property owned, operated or leased by the Seller was at any time the site of any gas station, manufacturing plant or industrial business or activity or was at any time a site on which any material amount of Hazardous Material, was stored, produced or otherwise located.

              (f) The Seller and its subsidiaries have asked for representations from borrowers and/or have conducted due diligence with respect to each of the Loan Properties in a manner consistent with industry practice at the time the loan was granted for secured loan transactions of the size and type of the loan for which such Loan Property was granted as security, and in the course thereof, or subsequent thereto, nothing has come to the attention of the Seller or any of its subsidiaries which could be reasonably likely to prevent the Seller or such subsidiary from exercising its right to foreclose on its security interest therein.

              (g) None of the disclosures set forth in Section 4.17 of the Seller Disclosure Schedule is reasonably likely to result in the closure of any of the branch offices of the Seller or in a Material Adverse Effect with respect to the Seller or any subsidiary.

              (h) The transactions contemplated herein are not subject to the provisions of any applicable environmental restrictive transfer law.

              (i) The following definitions apply for purposes of this Section 4.17: (i) "LOAN PROPERTY" means any property in which the Seller or any of its subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "PARTICIPATION FACILITY" means any facility in which the Seller or any of its subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property;
       (iii) "HAZARDOUS MATERIAL" means any pollutant, contaminant, hazardous material, hazardous waste, or hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 ET SEQ., or the Resource Conservation and Recovery Act, 42 U.S.C. secs.6901 ET SEQ., the Clear Water Act, 33 U.S.C. ss.1321, ET SEQ., or any other federal, state or local law relating to safety, health, or environmental protection or any regulations promulgated under any of the foregoing, and specifically includes oil and any other petroleum derived products, asbestos, polychlorinated biphenyls (PCB's) and, with respect to any residential property, lead paint and radon.

       4.18 OWNERSHIP OF BUYER COMMON STOCK. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, as of the date hereof, neither the Seller nor, to its best knowledge, any of its Affiliates or Associates (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Buyer, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Buyer entitled to vote generally in the election of directors (other than Trust Account Shares and DPC Shares).

       4.19 INSURANCE. The Seller and each of its subsidiaries are presently insured, and since January 1, 1997 have been insured, for reasonable amounts against such risks as companies engaged in a similar businesses in a similar location would, in accordance with good business practice, customarily be insured. The Seller has made available to the Buyer copies of policies relating to insurance maintained by the Seller and its subsidiaries with respect to their properties and the conduct of their businesses.

       4.20 LABOR. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller's management, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller's management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a Material Adverse Effect with respect to the Seller. No employees of the Seller or its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller's management, no labor union is attempting to organize employees of the Seller or its subsidiaries.

       4.21   MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in
Section 4.21 of the Seller Disclosure Schedule, no officer or director of the Seller, or any Associate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller.

       4.22 ABSENCE OF REGISTRATION OBLIGATIONS. The Seller is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act which will survive the Merger.

       4.23   LOANS.

              (a) All currently outstanding loans of, or current extensions of credit by, the Seller or any of its Significant Subsidiaries (individually, a "LOAN," and collectively, the "LOANS") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder and applicable loan policies of the Person extending the same except for such changes to the circumstances of the obligor thereunder or the collateral occurring subsequent to the origination thereof and over which the Seller or such subsidiary had no control. The Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller or any of its Significant Subsidiaries and except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the records of the Seller or such subsidiary and no claims of defense as to the enforcement of any Loan have been asserted for which there is a reasonable possibility of an adverse determination to the Seller, except where such would not have, either individually or in the aggregate, a Material Adverse Effect with respect to the Seller or any of its Significant Subsidiaries and the Seller is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Seller, except where such would not have, either individually or in the aggregate, a Material Adverse Effect with respect to the Seller or any of its Significant Subsidiaries. The Seller and its Significant Subsidiaries currently maintain, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and reasonably estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to the Seller and its Significant Subsidiaries. Except as set forth in Section
       4.23 of the Seller Disclosure Schedule, none of the Loans are presently serviced by third parties and, other than pursuant to obligations in accordance with sales contracts entered into in the ordinary course of business and consistent with past practice, there is no obligation which could result in any Loan becoming subject to any third party servicing.

              (b) The Seller has made available to the Buyer a copy of the most recent report filed by the Seller and its Significant Subsidiaries with the Commissioner of Banks of The Commonwealth of Massachusetts with respect to Loans with any director, executive officer or, to the knowledge of the Seller, five percent stockholder of the Seller or any Affiliate or Associate of any director, executive officer or five percent stockholder of the Seller.

       4.24 POOLING OF INTERESTS TREATMENT. To the Seller's knowledge, it has not taken any action that would or is likely to cause the Merger to fail to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

       4.25 CAPITALIZATION. As of the date hereof, without giving effect to the transactions contemplated hereby, the Seller and each of the subsidiaries of the Seller which are "insured depository institutions" met all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over such Persons. No such regulator has indicated that it will condition any of the regulatory approvals upon an increase in such Person's capital or compliance with any special capital requirement, standard or ratio.

       4.26 CRA RATING. Each of the subsidiaries of the Seller which are "insured depository institutions" (other than the Seller Bank & Trust Company, which has not had a Community Reinvestment Act examination as of the date hereof) were rated at least "Satisfactory" following their most recent Community Reinvestment Act examinations by the regulatory agencies responsible for their supervision. The Seller has not received any notice of and the Seller has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

       4.27 YEAR 2000. The Seller has made available to the Buyer a copy of the report furnished by the Seller to the regulatory agencies having jurisdiction over the Seller and its subsidiaries concerning the modifications required to the Seller's computer systems, if any, in order for such systems to contain no deficiencies relating generally to formatting for entering dates (commonly referred to and referred to herein as the "Year 2000 Problem"). The Seller is not aware of any inability on the part of any customer, insurance company or service provider with which the Seller or its subsidiaries transacts business to timely remedy their own deficiencies in respect of the Year 2000 Problem, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Seller.

       4.28 SELLER INFORMATION. The information relating to the Seller and its subsidiaries to be contained in the Joint Proxy Statement as described in
Section 5.04 hereof, to the extent such information is provided in writing by the Seller, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

       4.29 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedule, furnished to the Buyer pursuant to the provisions hereof, to the best knowledge of the Seller, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

       5.01 CONDUCT OF THE BUSINESS OF THE SELLER. During the period from the date of this Agreement to the Effective Time, the Seller:

              (a) shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, which shall mean (i) conducting its banking and other business in the ordinary and usual course, (ii) refraining from any of the activities described in Section 5.01(b) below, (iii) not entering into any material transactions except in the ordinary and usual course of business consistent with past practices and (iv) complying with the following covenants:

              (A) maintaining its corporate existence and good standing, except as set forth in Section 5.01(a) of the Seller Disclosure Schedule and except where any failure to maintain such good standing does not or would not have a Material Adverse Effect on the Seller or any of its Significant Subsidiaries;

              (B) using all reasonable efforts to maintain and keep its properties in as good repair and condition in all material respects as they presently exist, except for ordinary wear and tear and damage due to casualty;

              (C) using all reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it;

              (D) complying with and performing in all material respects its obligations and duties (y) under contracts, leases and documents relating to or affecting its assets, properties and business and (z) imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, judicial orders, judgments, decrees and similar determinations; and

              (E) using all reasonable efforts to preserve its business organization intact and the goodwill of those having business relationships with the Seller or any of the Seller's subsidiaries, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

              (b) shall not and shall not permit any of its subsidiaries to, without the prior written consent of the Buyer:

                    (i) except as set forth in Section 5.01(b) of the Seller Disclosure Schedule, engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its businesses consistent with past practices;

                    (ii) offer an interest rate with respect to any deposit that would constitute such deposit a "brokered deposit" under 12 C.F.R. ss.337.6(a)(l)(ii), other than in the ordinary course of business consistent with past practices;

                    (iii) except as set forth in Section 5.18 hereof and except in the ordinary, regular and usual course of business consistent with past practices, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets;

                    (iv) except as set forth in Section 5.01(b) of the Seller Disclosure Schedule, file any application to open, close or relocate any branch office;

                    (v) except as set forth in Section 5.01(b) of the Seller Disclosure Schedule, open, close, relocate, or give any notice (written or verbal) to customers or governmental authorities or agencies to open, close or relocate the operations of any branch office; or

                    (vi) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice;

              (c) shall, at the Buyer's request and expense, use all reasonable efforts to cooperate with the Buyer with respect to preparation for the combination and integration of the businesses, systems and operations of the Buyer and the Seller, and shall confer on a regular and frequent basis with one or more representatives of the Buyer to report on operational and related matters;

              (d) shall, subject to any restrictions under applicable law or regulation, promptly notify the Buyer of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the business, results of operations or financial condition of the Seller;

              (e) shall not make any loan or extend any credit on other than the terms, conditions and standards offered by Seller in the ordinary course of business consistent with past practice, other than in connection with any loan workouts in accordance with applicable law and consistent with prudent banking practices;

              (f) shall not declare or pay any dividends on or make any other distributions in respect of Seller Common Stock except for regular quarterly cash dividends on Seller Common Stock at a rate not in excess of the Seller's current dividend rate and subject to the terms of Section
       5.19 hereof;

              (g) except as described in Section 5.01(g) of the Seller Disclosure Schedule, shall not adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by
       it) in any material respect any Seller Pension Plan, any Seller Benefit Plan or any Seller Other Plan or enter (or permit any of its subsidiaries to enter) into any employment, severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to any officer or to its employees as a class or pay any bonus other than increases and bonuses in the ordinary course of business consistent with past practice;

              (h) shall not, except as provided in Section 5.18 hereof, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices;

              (i) shall not propose or adopt amendments to its, or any of its Significant Subsidiaries', Charter or By-Laws;

              (j) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans or any other equity compensation programs or arrangements with employees, directors or others, employee stock ownership plans of the Seller or any subsidiary of the Seller or the terms of convertible securities, all to the extent outstanding or in existence on the date hereof, and except upon exercise of the Seller Option, as applicable, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it existed on September 30, 1997;

              (k) shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

              (l) shall not purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

              (m) shall not impose, or suffer the imposition, on any share of capital stock held by it of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

              (n) shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, Federal Home Loan Bank advances, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements or other similar arrangements commonly employed by banks;

              (o) except as set forth in Section 5.01(o) of the Seller Disclosure Schedule, shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, and, in all cases, the Seller agrees to consult with the Buyer with respect to capital expenditures that individually exceed $75,000 or cumulatively exceed $300,000;

              (p) shall not change its methods of accounting in effect at December 31, 1996, except as may be required by changes in GAAP as concurred in by the Seller's independent auditors, and the Seller shall not change its fiscal year;

              (q) shall file all reports, applications and other documents required to be filed by it with the SEC, the FRB, the OTS, the FDIC or any other governmental entity between the date of this Agreement and the Effective Time and shall make available to the Buyer copies of all such reports promptly after the same are filed;

              (r) shall not, except as expressly contemplated hereby, enter into any contract with any Affiliate;

              (s) shall not, except for transactions in the ordinary course of business consistent with past practice, or as otherwise contemplated or required by this Agreement or in furtherance of the transactions contemplated hereby, enter into or terminate any material contract or agreement, or make any changes in any of its material leases or contracts, other than renewals of contracts and, subject to the provisions of Section 5.15 hereof, leases without material adverse change of terms;

              (t) shall not, other than in prior consultation with Buyer, materially restructure or materially change its investment securities portfolio or its gap position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; and

              (u) shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any of its representations or warranties contained herein untrue or incorrect in any material respect.

       5.02   ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

              (a) The Seller shall permit the Buyer reasonable access to its and its subsidiaries' properties, and shall disclose and make available to the Buyer all Records, including all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Seller, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, By-Laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may reasonably have an interest in light of the transactions contemplated hereby. The Seller shall make arrangements with each third party provider of services to the Seller and its subsidiaries to permit the Buyer reasonable access to all of the Seller's or such subsidiary's Records held by each such third party. The Buyer shall permit the Seller reasonable access to such properties and records of the Buyer and/or its subsidiaries in which the Seller may reasonably have an interest in light of the transactions contemplated hereby. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

              (b) All Confidential Information furnished by each party hereto to the other, or to any of its affiliates, directors, officers, employees, representatives or agents (such persons being collectively referred to herein as "REPRESENTATIVES"), shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby, and, if such transactions shall not occur, the party receiving the information, or any of its affiliates or Representatives, as the case may be, shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information for the period hereinafter referred to, and shall not directly or indirectly at any time use such information for any competitive or other commercial purpose; PROVIDED, HOWEVER, that the Buyer and its affiliates shall be permitted to retain and share with their regulators, examiners and auditors (who need to know such information and are informed of the confidential nature thereof and directed to treat such information confidentially) such materials, files and information relating to or constituting the Buyer's or any of its affiliate's or Representatives' work product, presentations or evaluation materials as the Buyer deems reasonably necessary or advisable in connection with auditing or examination purposes. The obligation to keep such information confidential shall continue for two (2) years from the date this Agreement is terminated. In the event that either party or its affiliates or Representatives are requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information, the party or its affiliate or its Representative so requested or required will directly or through the party of such affiliate or Representative, if practicable and legally permitted, prior to providing such information, and as promptly as practicable after receiving such request, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required is, in the written opinion of its counsel, legally required to disclose Confidential Information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or Representative so required may disclose that portion of the Confidential Information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their affiliates and Representatives will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

       As used in this Section 5.02(b), "CONFIDENTIAL INFORMATION" means all data, reports, interpretations, forecasts and records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its affiliates which is not available to the general public and which the disclosing party or any affiliate or any of their respective Representatives provides or has previously provided to the receiving party or to the receiving party's affiliates or Representatives at any time in connection with the transactions contemplated by this Agreement, including but not limited to any information obtained by meeting with Representatives of the disclosing party or its affiliates, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information will not constitute "CONFIDENTIAL INFORMATION": (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party, (ii) information that was previously known to the receiving party or its affiliates or Representatives on a nonconfidential basis prior to its disclosure by the disclosing party, its affiliates or Representatives, (iii) information that became or becomes available to the receiving party or any affiliate or Representative thereof on a nonconfidential basis from a source other than the disclosing party or any affiliate or Representatives of the disclosing party, provided that such source is not known by the disclosing party or its affiliates or Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information and (iv) information that has been independently acquired or developed by the receiving party or its affiliates or Representatives without violating the obligation's of this Section 5.02(b).

       5.03 NO SOLICITATION. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 8.01 hereof, neither the Seller nor any of its subsidiaries or Affiliates shall (and the Seller shall use all reasonable efforts to cause its Representatives, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or, subject to the fiduciary obligations of the Seller's Board of Directors (as determined in good faith and as advised in writing by outside counsel), provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer and its affiliates or Representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving the Seller (an "ACQUISITION TRANSACTION"); PROVIDED, that in accordance with the fiduciary obligations of the Seller's Board of Directors as determined in good faith and as advised in writing by outside counsel, the Seller may participate in discussions in the event that the Seller, its

Affiliates or its Representatives did not solicit, encourage or initiate such discussions with respect to Acquisition Transactions. Notwithstanding the foregoing, nothing contained in this Section 5.03 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Seller's stockholders which, in the judgment of the Board of Directors as determined in good faith and as advised in writing by outside counsel, may be required under applicable law. The Seller will immediately communicate to the Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of the Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from the Federal Reserve Board, the DOJ, or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

       5.04   REGULATORY MATTERS; CONSENTS.

              (a) The Buyer and the Seller shall promptly prepare and file with the SEC a joint proxy statement in definitive form relating to the meetings of the Buyer's and the Seller's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "JOINT PROXY STATEMENT") and the Buyer shall promptly prepare and file with the SEC a registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus and/or such other form as may be necessary or appropriate relating to the registration of the shares of Buyer Common Stock to be issued in the Merger. Each of the Buyer and the Seller shall use all reasonable efforts to have the S-4 and any other applicable registration statement declared effective under the Securities Act as promptly as practicable after such filing, and the Buyer and the Seller shall thereafter mail the Joint Proxy Statement to their respective stockholders. The Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Seller shall furnish all information concerning the Seller and the holders of the Seller Common Stock as may be reasonably requested in connection with any such action.

              (b) The Seller and the Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Seller or the Buyer, as the case may be, and any of their respective subsidiaries, which appear in the Joint Proxy Statement, any filing made with, or written materials submitted to, any third party or any government regulatory body, department, agency or authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and government regulatory bodies, departments, agencies or authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein and therein.

              (c) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Buyer, the Seller or any of their respective subsidiaries to any governmental regulatory body, department, agency or authority in connection with the Merger and the other transactions contemplated by this Agreement.

              (d) Each of the Seller and the Buyer will cooperate with the other and use all reasonable efforts to prepare all necessary documentation, to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

              (e) The Seller and the Buyer shall promptly advise each other upon receiving any communication from any government regulatory body, department, agency or authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that such requisite approval will not be obtained or that the receipt of such approval will be materially delayed.

              (f) The Buyer shall prepare and file as soon as practicable and the Seller shall cooperate in the preparation and, where appropriate, filing of, applications requesting the Consents (as contemplated by Section 6.01(b) herein), from all required governmental or regulatory authorities or agencies. The Buyer shall provide the Seller and its counsel with copies of such applications for comment prior to the filing thereof. The parties shall immediately upon receipt deliver to each other copies of all filings, correspondence and orders to and from such governmental or regulatory authorities or agencies transmitted or received in connection with the transactions contemplated hereby.

       5.05 APPROVAL OF STOCKHOLDERS. Each party hereto will (a) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the Merger, and for such other purposes as may be necessary or desirable, (b) recommend to its stockholders the approval of the aforementioned matters to be submitted by it to its stockholders, except as required by the fiduciary duties of the such party's Board of Directors (as determined in good faith and in consultation with such party's outside counsel), and (c) cooperate and consult with the other with respect to each of the foregoing matters.

       5.06   AGREEMENTS OF AFFILIATES; PUBLICATION OF COMBINED FINANCIAL
RESULTS.

              (a) The Seller shall identify in a letter to the Buyer, after consultation with counsel, all persons who, at the time of the meeting of its stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Seller, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act (the "SELLER AFFILIATES"). The Seller shall use all reasonable efforts to cause each person who is identified as a Seller Affiliate in the letter referred to above to deliver to the Buyer at least forty (40) days prior to the Effective Time an executed copy of the Seller Affiliates Agreement. Prior to the Effective Time, the Seller shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Seller Affiliate to execute a copy of the Seller Affiliates Agreement. Within thirty (30) days after the end of the first fiscal quarter of the Buyer ending at least thirty (30) days after the Effective Time, the Buyer will publish results including at least thirty (30) days of combined operations of the Buyer and the Seller as referred to in the Seller Affiliates Letter as contemplated by and in accordance with SEC Accounting Release No. 135.

              (b) The Buyer shall identify in a letter to the Seller, after consultation with counsel, all Persons who, at the time of the meeting of the stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Buyer, as that term is defined for purposes of SEC accounting Rules 130 and 135 (the "BUYER AFFILIATES"). The Buyer shall use all reasonable efforts to cause each Person who is identified as a Buyer Affiliate in the letter referred to above to deliver to the Seller at least forty (40) days prior to the Effective Time an executed copy of the Buyer Affiliates Agreement. Prior to the Effective Time, the Buyer shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Buyer Affiliate to execute a copy of the Buyer Affiliates Agreement.

       5.07 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or to vest the Surviving Corp. with full title to all properties, assets, rights, approvals, immunities and franchises of the Seller. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corp. with full title to all properties, assets, rights, approvals, immunities and franchises of the Seller, the proper officers and directors of each party to this Agreement shall take all such necessary action.

       5.08 PUBLIC ANNOUNCEMENTS. From the date of this Agreement to the Closing Date, neither of the parties hereto shall make or send a Public Announcement unless the other party shall have first been afforded reasonable opportunity to review and comment on the text of such Public Announcement prior to the delivery of the same; PROVIDED, HOWEVER, that nothing in this Section shall prohibit any party hereto from making any Public Announcement which its legal counsel deems necessary under law, if it makes a good faith effort to obtain the other party's comment on the text of the Public Announcement before making it public.

       5.09   TAX-FREE REORGANIZATION TREATMENT; ACCOUNTING TREATMENT.

              (a) Neither the Buyer nor the Seller shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that nothing herein shall limit the ability of the Buyer to exercise its rights under the Seller Option Agreement.

              (b) Neither the Buyer nor the Seller shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would prevent the Merger from qualifying for pooling of interests accounting treatment.

       5.10 POST-CLOSING GOVERNANCE. At the first meeting of the Board of Directors of the Buyer after the Effective Time, the Board of Directors of the Buyer shall be expanded by five (5) members and Timothy J. Hansberry and four additional individuals selected by the Seller and approved by the Buyer in its reasonable judgment prior to the Effective Time shall be appointed as directors of the Buyer. To the extent practicable, such five individuals shall be appointed as equally as possible among the three classes of the Buyer's directors and Timothy J. Hansberry shall be appointed to the class of directors whose term comes up for reelection in the year 2001. One of the individuals selected by the Seller and approved by the Buyer to be appointed as a director of the Buyer shall also be appointed to the Executive Committee of the Buyer's Board of Directors and a second individual shall be appointed to the Audit Committee of the Buyer. At the first meeting of the Board of Directors of the Buyer Bank, Timothy J. Hansberry shall become a director of the Buyer Bank. After the Effective Time, Neal F. Finnegan shall serve as Chief Executive Officer of the Buyer and Chairman and Chief Executive Officer of the Buyer Bank and Timothy J. Hansberry shall serve as Vice Chairman and Chief Operating Officer of the Buyer and President and Chief Operating Officer of the Buyer Bank. After the Effective Time, John G. Fallon shall serve as an Executive Vice President of the Buyer and Quentin J. Greeley shall serve as Senior Vice President & Associate General Counsel of the Buyer Bank. The Buyer or the Buyer Bank, as applicable, shall offer to execute and deliver an executive employment agreement with each such officer on the Closing Date. At the Effective Time, subject to Section 5.18 hereof, the Board of Directors of the subsidiaries of the Seller which are depository institutions shall consist of those directors of such subsidiaries which the Buyer has selected to serve as directors of such subsidiaries and such additional persons as shall be designated by the Buyer prior to the Effective Time. At the Effective

Time, subject to this Section 5.10, the officers of the Surviving Corp. shall consist of those persons who were officers of the Buyer immediately prior to the Effective Time each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Corp. The parties agree that the Buyer Bank shall use its best efforts to create a regional community banking organization within the Buyer Bank. Such regional organization, which shall be implemented as soon after the Effective Time as is reasonably practicable, shall include the establishment of geographic regions headed by regional presidents who will have line responsibility for both small business and consumer business lines within their assigned geographic region and who shall report to Timothy J. Hansberry as President and Chief Operating Officer of the Buyer Bank.

       5.11 STOCK EXCHANGE LISTING. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as of or prior to the Effective Time.

       5.12   EMPLOYMENT AND BENEFIT MATTERS.

              (a) From and after the Effective Time and through the last day of the calendar quarter in which the Effective Time occurs, and subject to applicable law, the Buyer shall continue the plans of Seller and its subsidiaries as set forth in Section 4.11 of the Seller Disclosure Schedule and in effect at the Effective Time. From and after such date, the Buyer agrees to provide the employees of the Seller and its subsidiaries (the "SELLER EMPLOYEES") who remain employed after the Effective Time (collectively, the "TRANSFERRED SELLER EMPLOYEES") with the types and levels of employee benefits maintained by the Buyer for similarly situated employees of the Buyer and its Affiliates. The Buyer will treat, and cause its applicable benefit plans to treat, the service of Seller Employees with Seller or any subsidiary of Seller as service rendered to Buyer or any Affiliate of Buyer for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, Buyer and its Affiliates shall not treat any employee of the Seller or any of its subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Buyer or any of its Affiliates for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

              (b) COMPENSATION ARRANGEMENTS. Following the Effective Time, the Buyer shall honor and shall cause its subsidiaries to honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation agreements and plans existing prior to the execution of this Agreement, which are between the Seller or any subsidiary of the Seller and any director, officer or employee thereof and which have been disclosed in the Seller Disclosure Schedule, and the Buyer will not, and will not cause any of its subsidiaries to, challenge the validity of any obligation of the Seller or any subsidiary of the Seller under, any employment, consulting, supplemental retirement or other compensation, contract or arrangement with any current or former director, officer or employee of the Seller, provided such contract or arrangement was set forth in the Seller Disclosure Schedule.

              (c) CONTINUATION OF PLANS. Notwithstanding anything to the contrary contained herein, the Buyer shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of the Seller; PROVIDED, HOWEVER, that the Buyer shall continue to maintain the Seller plans (other than stock based or incentive plans) until the Seller Employees are permitted to participate in the Buyer's plans. Nothing in this Agreement shall alter or limit the Buyer's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Seller Employees and their qualified beneficiaries in connection with the group health plan maintained by the Seller as of the Effective Time.

              (d) SEVERANCE OBLIGATIONS. For a period of one (1) year after the Closing Date, the Buyer will provide all Seller Employees who are not otherwise covered by a specific termination, severance or change in control agreement with a severance plan with provisions which are at least as favorable in the aggregate to any Seller Employee whose employment is terminated after the Effective Time as the severance plan or policy currently maintained by the Seller or any Seller subsidiary for such employee as disclosed in Section 4.11(a) of the Seller Disclosure Schedule (it being understood by the parties hereto that the continuation of employer-paid medical/dental benefits contained in Seller's current severance policy as set forth in paragraph 5 of Section 4.11(a) of the Seller Disclosure Schedule, also applies to individuals covered by those specific special termination, severance or change in control agreements set forth in Section 5.12(b) of the Seller Disclosure Schedule unless such specific agreements expressly provide otherwise) . Any Seller Employee whose position is terminated on or prior to the Effective Time shall be entitled to severance benefits in accordance with the severance plan or policy currently maintained by the Seller or any subsidiary for such employee.

              (e) The provisions of this Section 5.12 respecting the Buyer's agreement (i) to grant service credits as provided in Section 5.12(a) and
       (ii) to honor the contracts, arrangements, commitments and understandings referred to in Section 5.12(b) are intended to be for the benefit of and enforceable by the persons referred to therein or the parties to these agreements, respectively, and their heirs and representatives.

       5.13 ACCOUNTANTS' LETTERS. Each of the Seller and the Buyer shall use all reasonable efforts to cause to be delivered to the other letters from its respective independent public accountants dated the date of the Closing, relating to the financial condition of the Seller or the Buyer, as the case may be, and the transactions contemplated by this Agreement, and addressed to the other party, in form and substance which is reasonably satisfactory to the party receiving such letter and customary in transactions of the nature contemplated hereby.

       5.14. MAINTENANCE OF RECORDS. Through the Effective Time, the Seller will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by the Buyer or the Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period.

       5.15 LEASES. The Seller shall consult with the Buyer before renewing or extending any material lease of the Seller or any subsidiary of the Seller of real property or material lease relating to furniture, fixtures or equipment that is currently in effect but that would otherwise expire on or prior to the Effective Time. The Seller or such subsidiary of the Seller shall not cancel, terminate or take other action that is likely to result in any cancellation or termination of any such lease without prior written notice to the Buyer.

       5.16 ADVICE OF CHANGES. The Seller and Buyer shall, subject to any restrictions under applicable law or regulations, promptly advise the other of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by the Seller, with the covenants set forth in Sections 5.01.

       5.17 CONVERSION OF SELLER STOCK OPTIONS. At the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options granted by the Seller under any currently existing Seller Stock Option Plans shall be converted into corresponding rights to purchase shares of Buyer Common Stock in accordance with the applicable provisions of Article II hereof.

       5.18 MIDDLESEX BANK & TRUST COMPANY. From and after the date hereof until the date which is thirty (30) days prior to the Effective Time, the Seller shall have the right, but not the obligation, to sell all, but not less than all, of the shares of Middlesex Bank & Trust Company held by the Seller on the date hereof, or acquired thereafter, at a purchase price in an amount no less than $8,000,000 in the aggregate; PROVIDED, HOWEVER, that the Seller shall not sell such shares if the sale would prevent the Merger from qualifying for pooling of interests accounting treatment.

       5.19 DIVIDENDS. After the date of this Agreement, each of the Seller and the Buyer shall coordinate with the other the declaration of any dividends in respect of the Seller Common Stock and the Buyer Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Seller Common Stock or Buyer Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Seller Common Stock and/or Buyer Common Stock and any share of Buyer Common Stock any such holder received in exchange therefor in the Merger.

       5.20   DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

              (a) After the Effective Time, the Buyer shall honor the indemnification provisions for officers and directors currently set forth in the Articles of Organization (or charter or other organizational documents) and By-Laws of the Seller and its subsidiaries with respect to acts and omissions taken prior to the Effective Time by such officers and directors, but only to the extent permitted by federal and Massachusetts law and regulations.

              (b) The Buyer shall maintain the Seller's (including its subsidiaries') existing directors' and officers' liability insurance (the "D&O INSURANCE") covering persons who are currently covered by the Seller's D&O Insurance for a period of six (6) years after the Effective Time on terms no less favorable than those in effect on the date hereof and shall at the Effective Time provide evidence of such extension of coverage to the Seller; PROVIDED, HOWEVER, that the Buyer may substitute therefor policies providing at least comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof.

       5.21 REGISTRATION OF SHARES. As soon as practicable after the Effective Time, but in any event no later than thirty (30) days after the Effective Time, the Buyer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the shares of Buyer Common Stock subject to the stock options of the Seller to be assumed by the Buyer pursuant to Section 2.10 hereof and the Buyer shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

       5.22 NEWCO. In the event that the Buyer changes the structure of the Merger pursuant to Section 2.11(b) hereof, the Buyer will, prior to the Effective Time, cause Newco to be organized under the laws of The Commonwealth of Massachusetts. The authorized capital stock of Newco will consist of one hundred (100) shares of common stock, $1.00 par value per share, all of which shares shall be directly owned by the Buyer. The Buyer, as the sole stockholder of Newco, will vote all outstanding shares of capital stock of Newco in favor of the Merger and will not vote to modify or rescind, or otherwise permit the modification or recision of, such vote prior to a termination of this Agreement in accordance with Section 8.01 hereof. In such case, the Buyer shall cause Newco to execute and deliver one or more counterparts or other appropriate joinder to this Agreement, whereupon Newco shall become a party to and be bound by this Agreement. On and as of such date that Newco so becomes a party to this Agreement, Buyer shall be deemed to have provided, with respect to Newco, the representations and warranties set forth in Section 3.02 hereof with respect to Merger Subsidiary for all purposes of this Agreement.

       5.23   COVENANTS OF BUYER.

              (a) From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement under Section
       8.01 hereof, the Buyer covenants and agrees that it shall take no action which would (i) materially adversely affect the ability of any party to obtain any Consents required for consummation of the transactions contemplated hereby without the imposition of a condition or restriction of the type referred to in Section 6.02(g) of this Agreement or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

              (b) From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement under Section 8.01 hereof, Buyer shall advise Seller of any proposed material transaction involving Buyer's acquisition of, or by, or merger with, another banking or financial services organization. Such advice shall be communicated to Seller's chief executive officer, and Seller shall be required to keep all such information confidential, unless and until it otherwise becomes generally available to the public other than as a result of a disclosure by Seller in breach of its obligation hereunder.

       5.24 BANK MERGERS. At the request of the Buyer, subject to Sections 2.12 and 5.18 hereof, the Seller shall take and shall cause its bank subsidiaries to take all necessary actions to effectuate mergers of each of the subsidiary banks with the Buyer Bank in accordance with the requirements of all applicable laws and regulations.

       5.25 SELLER ESOPS. The parties hereto acknowledge and agree that they shall use all reasonable efforts to ensure, subject to the requirements of
Section 5.09(b) and all applicable laws, including without limitation the requirements of ERISA, that any net benefits that may be payable or otherwise distributed to employees after the Effective Time from or by either of the Employee Stock Ownership Plans maintained as of the date hereof by Lexington Savings Bank and The Federal Savings Bank ("SELLER ESOPS"), upon termination of the Seller ESOPs as permitted by Section 5.12(b) hereof, whether realized in the form of shares of Buyer Common Stock or any other form of compensation, shall be paid or otherwise distributed only to persons who are employees of either such subsidiary of Seller on January 1, 1998 and on the Closing Date.

                                   ARTICLE VI

                               CLOSING CONDITIONS

       6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

              (a) STOCKHOLDER'S APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Seller Common Stock and Buyer Common Stock present and voting at meetings of such stockholders, in each case in accordance with applicable law.

              (b) GOVERNMENTAL CONSENTS. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency (all of the foregoing being referred to as "CONSENTS") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect.

              (c) S-4. The S-4 shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

              (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect.

              (e) ACCOUNTING TREATMENT. Each of the parties shall have received a letter from Arthur Andersen LLP, each dated the date of the Closing, substantially to the effect that, on the basis of a review of the Agreement and the transactions contemplated hereby, in such accountants' opinion, Accounting Principles Board Opinion No. 16 provides that the Merger may be accounted for as a pooling of interests.

       6.02 CONDITIONS TO THE OBLIGATIONS OF THE BUYER UNDER THIS AGREEMENT. The obligations of the Buyer under this Agreement shall be further subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

              (a) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller taken as a whole.

              (b) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The obligations of the Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date). The Buyer shall have received a certificate to the foregoing effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Seller.

              (c) THIRD-PARTY APPROVALS. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Seller, shall have been obtained by the Seller, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the Merger nor result in any Material Adverse Effect with respect to the Buyer (on a consolidated basis with the Seller).

              (d) BURDENSOME CONDITION. There shall not be any action taken by any federal or state governmental agency or authority which, in connection with the granting of any Consent or Requisite Regulatory Approval necessary to consummate the Merger, imposes any condition or restriction upon the Buyer, any subsidiary of the Buyer or the Seller after the Merger (including, without limitation, requirements relating to the disposition of assets or limitations on interest rates), which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable judgment of the Buyer the consummation of the Merger.

              (e) TAX OPINION. The Buyer shall have received an opinion, dated the date of the Closing from its counsel, Bingham Dana LLP or other counsel acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code and addressing such other substantial federal income tax effects of the Merger as the Buyer may reasonably require and which are customary in transactions of a like character. In rendering any such opinion, such counsel may rely, to the extent they deem necessary or appropriate, upon opinions of other counsel and upon representations of an officer or officers of the Seller and the Buyer or any of their affiliates.

              (f) SELLER AFFILIATES AGREEMENTS. The Seller shall have delivered to the Buyer the letter pertaining to the Seller Affiliates, as contemplated under Section 5.06 above, and each of the executed Seller Affiliates Agreements that have been received by the Seller as of the Effective Time.

       6.03 CONDITIONS TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT. The obligations of the Seller under this Agreement shall be further subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

              (a) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred any change in the business, assets, financial condition or results of operations of the Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Buyer taken as a whole.

              (b) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The obligations of the Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Seller shall have received a certificate to that effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Buyer.

              (c) THIRD-PARTY APPROVALS. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Buyer, shall have been obtained by the Buyer, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the Merger nor result in a Material Adverse Effect on the Buyer (on a consolidated basis with the Seller) after the Merger.

              (d) TAX OPINION. The Seller shall have received an opinion, dated the dates of the Joint Proxy Statement and the Closing from Sullivan & Worcester LLP or other tax advisor acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of the Seller upon the receipt, pursuant to this Agreement, of Buyer Common Stock solely in exchange for Seller Common Stock (it being understood that such opinion will not extend to cash received in lieu of fractional share interests or cash received by dissenters, if any) and in respect of such other substantial federal income tax effects of the Merger as the Seller may reasonably require and which are customary in transactions of a like character. In rendering any such opinion, such advisor may rely, to the extent they deem necessary or appropriate, upon opinions of other advisors and upon representations of an officer or officers of the Seller and the Buyer or any of their affiliates.

              (e) BUYER AFFILIATES AGREEMENTS. The Buyer shall have delivered to the Seller the letter pertaining to the Buyer Affiliates as contemplated under Section 5.06 above, and each of the executed Buyer Affiliates Agreements that have been received by the Buyer as of the Effective Time.

              (f) NASDAQ LISTING. The shares of Buyer Common Stock issuable to Seller's stockholders pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

              (g) EXCHANGE AGENT CERTIFICATION. The Exchange Agent shall have delivered to the Seller a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Common Stock in exchange for all outstanding shares of Seller Common Stock and has deposited with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to pay for fractional share interest.

                                   ARTICLE VII

                                     CLOSING

       7.01 TIME AND PLACE. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the Boston, Massachusetts offices of Bingham Dana LLP at 10:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Article VI are satisfied or waived; or at such other place, at such other time, or on such other date as the Seller and the Buyer may mutually agree upon for the Closing to take place.

       7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to the Seller and the Buyer, the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

       8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this

Agreement and the transactions contemplated hereby by the parties respective stockholders:

              (a) by mutual written consent of the Seller and the Buyer authorized by their respective Boards of Directors;

              (b) by the Seller or the Buyer if the Effective Time shall not have occurred on or prior to August 31, 1998 (the "TERMINATION DATE") or such later date as shall have been agreed to in writing by the Buyer and the Seller;

              (c) by the Buyer or the Seller if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining, denying approval of, or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted;

              (d) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained herein or in the Seller Option Agreement) if the approval of either party's stockholders specified in
       Section 5.05 shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such party's stockholders or at any adjournment thereof;

              (e) by the Seller, by action of its Board of Directors, whether before or after approval of the Merger by the stockholders of the Seller, by giving written notice of such election to the Buyer in the event that both of the following conditions are satisfied:

                    (i) the average per share last sale prices of Buyer Common Stock as reported on NASDAQ over the ten (10) consecutive trading day period immediately preceding the date of the last Requisite Regulatory Approval to be received, in this case without regard to any waiting period attached to the effectiveness thereof (such period being hereinafter referred to as the "DETERMINATION PERIOD", and the price so obtained being referred to as, the "CLOSING PRICE") is less than $24.06 and

                    (ii)  the number obtained by dividing the Closing Price by
              28.31 is less than the number obtained by subtracting (A) 0.15 from (B) the quotient obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below).

              For the purposes hereof the following terms shall have the following meanings:

              "FINAL INDEX PRICE" shall mean the Weighted Average of the average of the closing prices of the Index Companies as reported on the NYSE, NASDAQ or AMEX for the Determination Period.

              "INDEX COMPANIES" shall mean the companies listed on
       SCHEDULE 8.01(e) hereto.

              "INITIAL INDEX PRICE" shall mean the Weighted Average of the closing prices of the Index Companies as reported on the NYSE, NASDAQ or AMEX on the trading day immediately preceding execution of this Agreement.

              "WEIGHTED AVERAGE" shall mean the average determined by giving the average of the closing prices for each of the Index Companies the corresponding weight listed on SCHEDULE 8.01(e) hereto.

       If the Buyer or any company listed on SCHEDULE 8.01(e) declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, or subdivision of its common stock between the trading day immediately preceding execution of this Agreement and the date of the last Requisite Regulatory Approval to be received (without regard to any waiting period attached to the effectiveness thereof), the closing prices for such common stock shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date immediately preceding execution of this Agreement. There shall be excluded from the list of companies on SCHEDULE 8.01(e) any company as to which there is pending at any time during the Determination Period any publicly announced proposal for such company to be acquired by another company in exchange for its stock. Upon such exclusion, the weight of each remaining company in Schedule 8.01(e) will be adjusted accordingly so that sum of all the weights of the remaining companies equals 100%.

       Notwithstanding the foregoing, during the ten (10) business day period commencing with the Buyer's receipt of the Seller's notice of termination pursuant to this Section 8.01(e), the Buyer shall have the option to increase the consideration to be received by the holders of Seller Common Stock pursuant to Article II hereof by adjusting the Conversion Number to equal a number (calculated to the nearest one-thousandth) obtained by dividing
(x) $33.92 by (y) the Closing Price. If the Buyer so elects within such ten-day period, it shall give prompt written notice to the Seller of such election and the revised Conversion Number, whereupon no termination shall have occurred pursuant to this Section 8.01(e) and the Agreement shall remain in effect in accordance with its terms (except as the Conversion Number shall have been so modified);

              (f) by the Board of Directors of the Buyer or the Board of Directors of the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach; or

              (g) By the Board of Directors of either party (provided that the terminating party is not then in breach of any representation or warranty, covenant or other agreement contained in this Agreement or in the Seller Option Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 8.01(b) of this Agreement.

       8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Seller or the Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections 5.02(b) and 9.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the Seller or the Buyer or their respective officers or directors to the other, except (i) any liability of the Seller and the Buyer under said Sections 5.02(b) and 9.01, (ii) that the Seller Option Agreement shall be governed by its own terms as to termination, (iii) the Confidentiality Agreement shall survive, and (iv) in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

       8.03 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section 8.01 hereof, whether before or after approval thereof by the stockholders of either party, the Buyer and the Seller may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the Seller's or the Buyer's stockholders, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the stockholders of the Seller hereunder other than as expressly provided by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                                  MISCELLANEOUS

       9.01 EXPENSES. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED, HOWEVER, that all such costs and expenses incurred in connection with the printing and mailing of the S-4 and the Joint Proxy Statement shall be borne equally by the Buyer and the Seller.

       9.02 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. None of the representations, warranties, covenants and agreements of the Seller or the Buyer shall survive after the Effective Time, except for the agreements and covenants contained or referred to in Article II, Section 5.02(b), the last sentence of
Section 5.07, and Sections 5.09, 5.10, 5,12, 5.20, 5.21 and 5.25 hereof, and the agreements of the "affiliates" of the

Seller delivered pursuant to Section 5.06, which agreements and covenants shall survive the Effective Time.

       9.03 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

              (a)   If to the Seller, to:

                    Affiliated Community Bancorp, Inc.
                    716 Main Street
                    Waltham, Massachusetts 02154
                    Attention: Timothy J. Hansberry
                               President and Chief Executive
                    Officer
                    Facsimile No.: (617) 891-4643


       with a required copy to:

                    Sullivan & Worcester LLP
                    One Post Office Square
                    Boston, MA 02109
                    Attention:  Stephen J. Coukos, Esq.
                    Facsimile No.: (617) 338-2880



              (b)   If to the Buyer, to:

                    UST Corp.
                    40 Court Street
                    Boston, Massachusetts 02109
                    Attention: Neal F. Finnegan
                               President and Chief Executive
                    Officer
                    Facsimile No.: (617) 726-7332
       with a required copy to:

                    UST Corp.
                    40 Court Street
                    Boston, Massachusetts 02109
                    Attention: Eric R. Fischer, Esq.
                               Executive Vice President, General Counsel and
                               Clerk
                    Facsimile No.: (617) 695-4175


       and

                    Bingham Dana LLP
                    150 Federal Street
                    Boston, Massachusetts 02110
                    Attention: Neal J. Curtin, Esq.
                                       and
                               Stephen H. Faberman, Esq.
                    Facsimile No.: (617) 951-8736

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

       9.04 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except as reflected in Sections 5.10, 5.12(e), 5.20 and 5.21.

       9.05 COMPLETE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, including the Confidentiality Agreement, this Agreement and the other Transaction Documents, contains the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in this Agreement, the other Transaction Documents, or in the Disclosure Schedules, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements other than the Confidentiality Agreement, and understandings between the parties, both written and oral, with respect to its subject matter.

       9.06 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

       9.07 GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

       9.08 CAPTIONS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       9.09 EFFECT OF INVESTIGATIONS. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

       9.10 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

       9.11 SPECIFIC ENFORCEABILITY. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

       IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.


                                   UST CORP.

                                   By: /s/ Neal F. Finnegan
                                       -----------------------------------------
                                           Name: Neal F. Finnegan
                                           Title: President and Chief Executive
                                                  Officer

                                   By: /s/ James K. Hunt
                                       -----------------------------------------
                                           Name: James K. Hunt
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

                                   MOSAIC CORP.

                                   By: /s/ Neal F. Finnegan
                                       -----------------------------------------
                                           Name: Neal F. Finnegan
                                           Title: President and Chief Executive
                                                  Officer

                                   By: /s/ James K. Hunt
                                       -----------------------------------------
                                           Name: James K. Hunt
                                           Title: Executive Vice President and
                                                  Chief Financial Officer


                                   AFFILIATED COMMUNITY BANCORP, INC.

                                   By: /s/ Timothy J. Hansberry
                                       -----------------------------------------
                                           Name: Timothy J. Hansberry
                                           Title: President and Chief Executive
                                                  Officer

                                   By: /s/ John G. Fallon
                                       -----------------------------------------
                                           Name: John G. Fallon
                                           Title: Executive Vice President and
                                                  Chief Financial Officer